UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/21/2016

Del Frisco's Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-35611

Delaware	20-8453116
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

920 S. Kimball Ave., Suite 100

Southlake, TX 76092

(Address of principal executive offices, including zip code)

(817) 601-3421

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On December 21, 2016, Del Frisco’s Restaurant Group, Inc. (the “Company”) entered into the Third Amendment to Loan Agreement (the "Amendment") to its Loan Agreement, as amended, dated as of October 15, 2012, by and among Del Frisco’s Restaurant Group, Inc., certain subsidiaries as guarantors, and JP Morgan Chase Bank N.A. (the "Loan Agreement").  The Amendment, among other things, extends the termination date of the Loan Agreement to October 15, 2019 and modifies the Revolving Credit Commitment (as defined in the Amendment) to $10 million, with such amount subject to increases in increments of $5 million at the Company’s request, up to a maximum amount of $30 million.  Additionally, the limit on the repurchase of the Company’s capital stock from public investors was increased to $50 million.

The foregoing summary of the Amendment is not complete and is subject in its entirety to the complete text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

Exhibit 10.1 Third Amendment to Loan Agreement, dated as of December 21, 2016, to Loan Agreement, as amended, dated as of October 15, 2012, by and among Del Frisco’s Restaurant Group, Inc., certain subsidiaries as guarantors, and JP Morgan Chase Bank N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Del Frisco's Restaurant Group, Inc.

Date: December 22, 2016	By:	/s/ Thomas J. Pennison, Jr.
Thomas J. Pennison, Jr.
Chief Financial Officer